UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Maxim Integrated Products, Inc.

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October 5, 2011

Dear Stockholders:

In connection with Maxim Integrated Products, Inc.'s annual meeting of stockholders to be held on Wednesday, November 16, 2011, at 10:00 a.m. Pacific Time, our Proxy Statement was filed with the Securities and Exchange Commission (“SEC”), and a notice containing instructions on how to access the Proxy Statement online or receive a paper or email copy was mailed to stockholders, on or about September 30, 2011.

Enclosed please find an amendment to our Proxy Statement which provides a copy of a letter to stockholders from our Chief Executive Officer and corrects a typographical error appearing in the section of our Proxy Statement entitled “Compensation Discussion and Analysis - Evaluation of Named Executive Officer Compensation - Actual Results for Fiscal Year 2011 under Cash Bonus Pool and Bonus Payouts to the Named Executive Officers.” The amendment contains a copy of the letter, a description of the typographical error contained in the Proxy Statement and a corrected version of the paragraph in which the error was contained.

Sincerely,
Mark Casper
Assistant General Counsel and Corporate Secretary

MAXIM INTEGRATED PRODUCTS, INC.

AMENDMENT NO. 1 TO
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2011

This document is an amendment to our Proxy Statement, which was filed with the Securities and Exchange Commission, and for which a notice containing instructions on how to access the Proxy Statement online or receive a paper or email copy was mailed to stockholders, on or about September 30, 2011, in connection with the annual meeting of stockholders to be held on Wednesday, November 16, 2011, at 10:00 a.m., Pacific Time, at our Event Center at 433 N. Mathilda Avenue, Sunnyvale, California 94086.

EXPLANATORY STATEMENT

First, this amendment sets forth in its entirety below a letter to stockholders from our Chief Executive Officer regarding certain incentive compensation proposals set forth in our Proxy Statement.

Second, due to a typographical error, a dollar amount included in the section of our Proxy Statement entitled “Compensation Discussion and Analysis - Evaluation of Named Executive Officer Compensation - Actual Results for Fiscal Year 2011 under Cash Bonus Pool and Bonus Payouts to the Named Executive Officers” was erroneously reported. Specifically, the first paragraph of the referenced section stated that the aggregate amount of the bonus pool under the 2011 Compensation Plan payable to all officers for fiscal year 2011 was determined to be approximately $16.6 million, rather than $16.16 million. All other information contained in the referenced paragraph was correct. The corrected paragraph is set forth below in its entirety.

In fiscal year 2011, actual operating income (excluding the effect of special expense items) was approximately $748 million compared to $492 million in fiscal year 2010, which was a fifty-two percent (52%) increase. The total amount of special expense items not included in GAAP operating income totaled $31.3 million in fiscal year 2011 as compared to $199.6 million in fiscal year 2010. Our year-over-year stock price performance during the measurement period was up thirty-nine percent (39%), which was first in the five (5) company peer group. Accordingly, the aggregate amount of the bonus pool under the 2011 Compensation Plan payable to all officers for fiscal year 2011, including the Named Executive Officers, was determined to be approximately $16.16 million, or 2.16% of $748 million. However, as a result of the manner in which the total bonus pool was earned due to individual performance, $15.87 million was distributed to all officers for performance in fiscal year 2011 under the bonus pool. In addition, two Named Executive Officers were granted a discretionary bonus, separate and apart from the bonus pool, totaling $98,151.

September 30, 2011
Dear Maxim Stockholders:
I am pleased to provide you with the enclosed Proxy Statement for our 2011 Annual Meeting and Annual Report on Form 10-K for our fiscal year ended June 25, 2011. I am very proud of our results for fiscal 2011, which included many significant accomplishments.
First, revenues in fiscal year 2011 were approximately $2.5 billion, setting a new record for our company. This was a 24% increase over fiscal year 2010 revenue, which is particularly impressive since it was the second straight year of sales growth exceeding 20%. (Our fiscal 2010 revenue was 21% higher than our fiscal 2009 results).
Second, we did not sacrifice margins to grow revenues. In fact, we improved gross margins and operating margins during fiscal year 2011, bringing them up to our target ranges. As a result, earnings per share increased 65% in fiscal year 2011.
Third, our initiative to enhance distribution capabilities and the appointment of Avnet, Inc. as our global distribution partner produced positive results. Our revenue through distribution grew 43% in fiscal year 2011 as compared to fiscal year 2010, and Maxim was named 2010 Manufacturer of the Year (Active Components) by the National Electronic Distributors Association (NEDA).
Fourth, our manufacturing team seamlessly brought 300mm wafer fabrication on-line at a Taiwanese foundry, making Maxim one of the first companies in the analog semiconductor space to have this lower-cost, leading-edge manufacturing capability, providing us with greater economies of scale. In addition, our flexible manufacturing strategy enabled us to quickly adapt following the earthquake and tsunami in Japan in March 2011 as we seamlessly shifted products to our internal fabs and other partner facilities.
Last, but not least, customer interest in our high-integration products is strong and continues to increase, with highly integrated products now representing 33% of our total revenue compared to 28% one year ago.
As described in our Proxy Statement, we are asking for your continued support of our equity compensation plans through approval of modest share increases to our 2008 Employee Stock Purchase Plan and our 1996 Stock Incentive Plan. We have an extremely talented and dedicated workforce, and these increases are critically important for recruitment and retention. Awards under these Plans also provide appropriate incentives for our employees to deliver superior results for our stockholders. I urge you to vote in favor of these Proposals as set forth in our Proxy Statement.
Thank you for your continuing support, and we look forward to seeing you at the Annual Meeting.
Sincerely,

Tunc Doluca
President and Chief Executive Officer
Maxim Integrated Products, Inc.